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                                                                     EXHIBIT 4.8
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                              Fourth Amendment to
                            Southwest Bank of Texas
                              401(k) Savings Plan
                (As Amended and Restated as of January 1, 1994)



     WHEREAS, Southwest Bank of Texas, N.A., a corporation organized under the laws of the State of Texas ("Southwest Bank"), maintains the Southwest Bank of Texas 401(k) Savings Plan, as amended and restated as of January 1, 1994 (the "Plan") for the benefit of its eligible employees and their beneficiaries; and

     WHEREAS, the Plan provides in Section 12.02 thereof that Southwest Bank has the right at any time and from time to time to amend the Plan; and

     WHEREAS, Southwest Bank desires to amend the Plan;

     NOW, THEREFORE, the Plan shall be amended as follows, effective as of May 1, 1997, except as otherwise provided herein:

     1. The following new Section 1.13(A) shall be added to the Plan:

        "1.13(A) 'Employer Stock' means the common stock, par value $1.00 per share, of Southwest Bancorporation of Texas, Inc."

     2. Section 1.21 of the Plan shall be amended by deleting the word "Accounting" each place it appears in such section and substituting therefor the word "Valuation."

     3  The following new section 1.31(A) shall be added to the Plan:

        "1.31(A)   'Valuation Date' means each and every day of the Plan Year on which the New York Stock Exchange is open for business."

     4. The second paragraph of Section 3.09(a)(2) of the Plan which begins with "Special Allocation Provisions for Employer Matching Contributions Account and Qualified Matching Contributions Account." shall be deleted.

     5. The second sentence of Section 3.10 of the Plan shall be deleted and the following shall be substituted therefor:

        "Forfeitures not used to pay expenses shall be allocated under the Plan as of the last day of a Plan Year to Participants in the Plan pursuant to Section 3.11(c)."

     6. The second sentence of Section 3.11(c) of the Plan shall be deleted.
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     7.  The second sentence of Section 5.03 of the Plan shall be deleted.

     8. The third sentence of Section 6.01 of the Plan shall be deleted and the following shall be substituted therefor:

         "A 'Distribution Date' under this Article VI, unless otherwise specified within the Plan, shall be the date which is as soon as administratively feasible after the date of Separation from Service or any later date as directed by the Participant; provided, however, that the portion of a Participant's Accrued Benefit credited for the periods prior to January 1, 1994 shall not be distributed prior to the expiration of the seven-day period that begins the day after the information required to be furnished pursuant to Section 6.05 has been furnished to the Participant."

     9. The first sentence of Section 6.02 of the Plan shall be deleted and the following shall be substituted therefor:

         "A Participant's Accrued Benefit, credited for the periods beginning after December 31, 1993, shall be distributed only in a cash lump sum except that a Participant (or his designated Beneficiary, surviving spouse or legal representative in the case of a deceased Participant) may elect to have the portion of the Participant's Accounts invested in Employer Stock distributed (or transferred pursuant to Section 6.09) in full shares of Employer Stock with any balance of the Participant's Accounts invested in Employer Stock attributable to fractional shares to be paid or transferred in cash."

     10. The second sentence of Section 6.03 of the Plan shall be deleted and the following shall be substituted therefor:

         "A Participant's Account Balance is eligible for distribution as soon as administratively feasible following the date of the Participant's Separation from Service."

     11. The last sentence in the first paragraph of Section 6.07 of the Plan shall be deleted.

     12. Section 8.10 of the Plan shall be deleted and the following new Section
         8.10 shall be substituted therefor:

         "8.10 PARTICIPANT DIRECTION OF INVESTMENT. A Participant may elect to have amounts credited to his Account invested in the investment funds made available by the Administrative Committee.

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               (a) Each Participant shall designate, in accordance with the procedures established from time to time by the Administrative Committee, the manner in which the amounts allocated to each of his Accounts shall be invested from among the investment funds made available from time to time by the Administrative Committee. With respect to each of a Participant's Accounts, such Participant may designate one of such investment funds for all the amounts allocated to such Account or he may split the investment of the amounts allocated to such Account between such investment funds in such increments as the Administrative Committee may prescribe. If a Participant fails to make a designation, then his Accounts shall be invested in the investment fund or funds designated by the Administrative Committee from time to time in a uniform and nondiscriminatory manner.

               (b) A Participant may change his investment designation for future contributions to be allocated to any one or all of his Accounts. Any such change shall be made in accordance with the procedures established by the Administrative Committee, and the frequency of such changes may be limited by the Administrative Committee.

               (c) A Participant may elect to convert his investment designation with respect to the amounts already allocated to one or more of his Accounts. Any such conversion shall be made in accordance with the procedures established by the Administrative Committee, and the frequency of such conversions may be limited by the Administrative Committee.

               (d) In the event that the Employer elects to make a Discretionary Contribution to the Plan, the Employer shall have the right to designate the investment fund or funds in which such Discretionary Contribution shall be invested and a Participant may not change the investment designation for such Discretionary Contribution unless and until permitted by the Administrative Committee. If the Employer elects to make a Discretionary Contribution to the Plan and does not designate an investment fund or funds in which such Discretionary Contribution shall be invested, such amounts shall be subject to the provisions of Section 8.10(a) above."

     13. The second sentence in Section 9.10 of the Plan shall be deleted and the following shall be substituted therefor:

          "For purposes of a distribution under the Plan, the value of a Participant's Account balance is its value as of the Valuation Date

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          coincident with or immediately preceding the date of the
          distribution."

     14. The third paragraph of Section 9.11 of the Plan which begins with "Special Provisions for Employer Matching Contribution Account and Qualified Matching Contributions Account" shall be deleted.

     15. The last sentence of Section 10.03 of the Plan shall be deleted.

     16. Section 10.08 of the Plan shall be deleted and the following new section 10.08 shall be substituted therefor:

         "10.08 DISTRIBUTION OF CASH OR PROPERTY. The Trustee may make distribution under the Plan in cash or property, or partly in each, at its fair market value as determined by the Trustee. For purposes of a distribution to a Participant or to a Participant's designated Beneficiary or surviving spouse, "property" includes a nontransferable annuity contract, provided the contract satisfies the requirements of the Plan."

     17. Section 10.14 of the Plan shall be deleted and the following new
         Section 10.14 shall be substituted therefor:

         "10.14 VALUATION OF TRUST. The Trustee shall value the Trust Fund as of each Accounting Date to determine the fair market value of each Participant's Accounts. The Trustee may also value the Trust Fund on such other interim Valuation Dates as the Trustee deems appropriate."

     18. As amended hereby, the Plan is specifically ratified and reaffirmed.

     Executed this 18th day of March, 1997.

                                        SOUTHWEST BANK OF TEXAS, N.A.


                                        By:   David C. Farries
                                           -------------------------------
                                            Executive Vice President

Attest:



  Cassandra Sweet
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